UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_________________________

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KAMAN CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
_______________________________________________

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

BLOOMFIELD, CONNECTICUT 06002
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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2023
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April 3, 2023
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To our shareholders:
On March 3, 2023, we filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to the solicitation of proxies for use at the 2023 Annual Meeting of Shareholders to be held on April 19, 2023. We are filing this Supplement to provide certain additional information pertaining to Proposal 4 – Approval of the Second Amended and Restated 2013 Management Incentive Plan.
As discussed in the Proxy Statement, the proposed second amendment and restatement of the Amended and Restated 2013 Management Incentive Plan (the “Plan”) would increase the number of shares available for awards under the Plan by an additional 1,715,000 shares and implement certain additional changes and clarifications, the most significant of which are discussed in the Proxy Statement. The proposed amendment and restatement of the Plan would also modify the individual award limitations set forth in Section 3.1(d) of the Plan (the “Individual Award Limitations”), which limit the maximum number of certain types of awards that may be granted to any one participant in any one calendar year. Specifically, if the amendment and restatement of the Plan is approved by shareholders, the Individual Award Limitations would be amended to provide that the maximum aggregate grant of Restricted Shares, Restricted Stock Units, Performance Share Awards or other equity-based awards to any one participant in any one calendar year would be increased from 100,000 to 200,000, plus the amount of the participant’s unused annual award limit, if any, as of the close of the previous calendar year.
This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby.
If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.
Except as described above, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON APRIL 19, 2023:
The Proxy Statement (including this Supplement) and the Company’s
2022 Annual Report to Shareholders are available at
http://www.envisionreports.com/KAMN